As filed with the Securities and Exchange Commission on March 15, 2018.
Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

British American Tobacco p.l.c.

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	98-0207762
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Globe House
4 Temple Place
London WC2R 2PG
United Kingdom
+44 (0) 20 7845 1000
(Address of Principal Executive Offices, Including Zip Code)

Reynolds American Inc. 2018 Omnibus Incentive Compensation Plan
Rules of the British American Tobacco 2016 Long Term Incentive Plan
(Full Title of the Plans)

 Constantine E. Tsipis, Esq.
Vice President, Assistant General Counsel–Corporate and Secretary
Reynolds American Inc.
401 North Main Street
Winston-Salem, NC 27101
(336) 741-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alyssa K. Caples
Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR, United Kingdom
+44 (0) 20 7453 1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
British American Tobacco p.l.c. (“BAT” or the “Registrant”) ordinary shares, nominal value 25 pence per share (“Ordinary Shares”)	5,000,000	$58.40	$292,002,945.00	$36,354.37

(1)
The Ordinary Shares will initially be represented by American depositary shares (“ADSs”), each of which represents one Ordinary Share and may be represented by American depositary receipts (“ADRs”). The ADSs have been or will be registered under a separate registration statement on Form F-6.

(2)
This registration statement (this “Registration Statement”) covers 5,000,000 Ordinary Shares, of which 1,300,000 Ordinary Shares represented by ADSs may be offered or sold under the Reynolds American Inc. 2018 Omnibus Incentive Compensation Plan (the “RAI Incentive Plan”) and 3,700,000 Ordinary Shares represented by ADSs may be offered or sold under the Rules of the British American Tobacco 2016 Long Term Incentive Plan (the “BAT LTIP”). In addition, the amount being registered includes an indeterminate number of additional Ordinary Shares that may be issued upon any stock split, stock dividend or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the London Stock Exchange on March 8, 2018 (£42.2825), converted from Pounds Sterling to U.S. Dollars at the currency cross rate at the close of the New York Stock Exchange on March 8, 2018, as reported by the Wall Street Journal (£1=U.S.$1.3812).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of BAT and employees of subsidiaries of BAT participating in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The reports or documents listed below have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by BAT and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed:

(1)	The Annual Report on Form 20-F of BAT for the fiscal year ended December 31, 2017 filed with the Commission on March 15, 2018 (File No. 001-38159); and

(2)
The description of (i) Ordinary Shares and (ii) ADSs contained in BAT’s final prospectus filed pursuant to Rule 424(b) under the Securities Act on June 14, 2017 in connection with BAT’s Registration Statement on Form F-4 (Registration No. 333-217939) under the headings “Description of BAT Ordinary Shares” and “Description of BAT American Depositary Shares”, respectively, and all other amendments and reports filed for the purpose of updating such descriptions.

All documents filed by BAT pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Reports on Form 6-K that BAT furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of BAT is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Save as described below, under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Subject to certain exceptions, English law does not permit BAT to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to BAT. The exceptions allow BAT to: (1) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a subsidiary of BAT) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director; (2) provide a qualifying third party indemnity provision which permits BAT to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (a) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (b) fines imposed in criminal proceedings, and (c) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditures incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditures incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

Under the BAT articles of association, subject to the UK Companies Act 2006, BAT may do any or all of the following:

•
indemnify to any extent any person who is or was a director, or a director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to BAT or any associated company;

•
indemnify to any extent any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him or her) against any liability incurred by him or her in connection with the company’s activities as trustee of an occupational pension scheme; and

•
purchase and maintain insurance for any person who is or was a director, or a director of any associated company, against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to BAT or any associated company.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the “Exhibit Index” immediately following the signature page, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England on March 15, 2018.

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ John Benedict Stevens
	Name:	John Benedict Stevens
	Title:	Executive Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears above and below hereby constitutes and appoints Richard Burrows, Nicandro Durante, John Benedict Stevens, Jerome Abelman and Paul McCrory, and each of them acting without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, with full power and authority to act in any and all capacities in connection with a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the ordinary shares of British American Tobacco p.l.c., including, without limiting the generality of the foregoing, to execute the Registration Statement on his or her behalf as a director or officer of, or on behalf of, British American Tobacco p.l.c., and any or all amendments or supplements thereto, including any or all pre- and post-effective amendments, whether on Form S-8 or otherwise, and any new registration statement related thereto, filed under Rule 462(a) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done or incidental to the performance and execution of the powers herein expressly granted and that may be required to enable British American Tobacco p.l.c. to comply with the Securities Act or the Securities Exchange Act of 1934, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on March 15, 2018.

Name	Title

/s/ Richard Burrows
Name: Richard Burrows	Chairman

/s/ Nicandro Durante
Name: Nicandro Durante	Executive Director – Chief Executive
(Principal Executive Officer)

/s/ John Benedict Stevens
Name: John Benedict Stevens	Executive Director – Finance Director
(Principal Financial and Accounting Officer)

/s/ Kieran Poynter
Name: Kieran Poynter	Senior Independent Director

/s/ Susan Farr
Name: Susan Farr	Non-Executive Director

/s/ Ann Frances Godbehere
	Name: Ann Frances Godbehere	Non-Executive Director

/s/ Dr. Marion Helmes
	Name: Dr. Marion Helmes	Non-Executive Director

/s/ Luc Jobin
	Name: Luc Jobic	Non-Executive Director

/s/ Savio Kwan
	Name: Savio Kwan	Non-Executive Director

/s/ Holly Keller Koeppel
	Name: Holly Keller Koeppel	Non-Executive Director

/s/ Dr. Pedro Malan
	Name: Dr. Pedro Malan	Non-Executive Director

/s/ Lionel L. Nowell, III
	Name: Lionel L. Nowell, III	Non-Executive Director

/s/ Dimitri Panayotopoulos
	Name: Dimitri Panayotopoulos	Non-Executive Director

AUTHORIZED REPRESENTATIVE

/s/ Constantine E. Tsipis, Esq.
By:	Name: Constantine E. Tsipis, Esq. Title: Vice President, Assistant General Counsel–Corporate and Secretary Reynolds American Inc.	Authorized Representative in the United States

EXHIBIT INDEX1

Exhibit Number	Description

4.1
Articles of Association of British American Tobacco p.l.c. (incorporated herein by reference to Exhibit 3.1 to the registration statement on Form F-4, Reg. No. 333-217939, filed with the Securities and Exchange Commission on May 12, 2017).

4.2
Amendment No. 2 to the Amended and Restated Deposit Agreement, dated as of June 14, 2017, by and among British American Tobacco p.l.c., Citibank, N.A., as depositary bank, and all holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 99.(A)(I) to the registration statement on Form F-6EF, Reg. No. 333-221983, filed with the Securities and Exchange Commission on December 11, 2017).

4.3
Amendment No. 1 to the Amended and Restated Deposit Agreement, dated as of February 14, 2017, by and among British American Tobacco p.l.c., Citibank, N.A., as depositary bank, and all holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 99.(A)(II) to the registration statement on Form F-6, Reg. No. 333-217967, filed with the Securities and Exchange Commission on May 12, 2017).

4.4
Amended and Restated Deposit Agreement, dated as of December 1, 2008, by and among British American Tobacco p.l.c., Citibank, N.A., as depositary bank, and all holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 99.(A)(II) to the Post-Effective Amendment No. 1 to Form F-6 registration statement, Reg. No. 333-155563, filed with the Securities and Exchange Commission on January 13, 2017).

4.5	Reynolds American Inc. 2018 Omnibus Incentive Compensation Plan.

4.6
Rules of the British American Tobacco 2016 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the registration statement on Form F-4, Reg. No. 333-217939, filed with the Securities and Exchange Commission on May 12, 2017).

23.1	Consent of KPMG LLP, independent registered public accounting firm to British American Tobacco p.l.c.

24.1	Power of Attorney (contained on signature page to this Registration Statement).

1 No “original issuance securities” shall be issued under the RAI Incentive Plan or the BAT LTIP, therefore, in accordance with Item 8(a) of Form S-8, no legality opinion is required.